                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT OT SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Papp Small & Mid-Cap Growth Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):
          6225 North 24th Street, Suite 150, Phoenix, AZ 85016

Telephone Number (including area code):  (602) 956-0980

Name and address of agent for service of process: Robert L. Mueller, L. Roy Papp & Associates, 6225 North 24th Street, Suite 150, Phoenix, AZ 85016

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes    [_] No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Phoenix, Arizona on October 1, 1998.

Papp Small & Mid-Cap Growth Fund, Inc.    Papp Small & Mid-Cap Growth Fund, Inc.
Corporate Seal
Maryland
                                          By: /s/ L. Roy Papp
                                             -----------------------------
                                                 L. Roy Papp, Chairman


Attest: /s/ Robert L. Mueller
       --------------------------
             Robert L Mueller
             Secretary